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                                                                EXHIBIT 5.1

Antigua Funding Corporation
c/o CT Corporation
1209 Orange Street
Wilmington, Delaware  19801


              Re:  Capita Equipment Receivables Trust 1996-1
                   Registration Statement on Form S-3
                   Registration No. 333-08465


Ladies and Gentlemen:

         We have acted as counsel to Antigua Funding Corporation (the "Company"), a Delaware corporation, in connection with a Registration Statement on Form S-3 (the "Registration Statement") relating to the offer and sale of up to $3,075,000,000 aggregate principal amount of Receivable-Backed Notes (the "Notes") to be issued by Capita Equipment Receivables Trust 1996-1 (the "Trust"), to be issued pursuant to an Indenture dated as of October 1, 1996 (the "Indenture") between the Trust and The Chase Manhattan Bank, as Indenture Trustee. The Trust has been formed pursuant to an Amended and Restated Trust Agreement dated as of October 1, 1996 (the "Trust Agreement"), between the Company, as Depositor, and The Bank of New York, as Owner Trustee.

         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company or the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. We have also assumed that the Notes will be issued and sold as described in the Registration Statement.

         Based on the foregoing, we are of the opinion that the Notes have been duly authorized by all requisite action and, when executed and authenticated as specified in the Indenture and delivered against payment therefor in the manner described in the Registration Statement, will constitute valid and binding obligations of the Trust, enforceable in accordance with their terms.

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Antigua Funding Corporation
September 27, 1996
Page 2

         The opinion set forth above is subject to the following qualifications and exceptions:

         (a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

         (b) Our opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

         Our opinion expressed above is limited to the laws of the State of New York.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.


Dated:  September 27, 1996

                                       Very truly yours,

                                       Dorsey & Whitney LLP
CFS